Exhibit 99.2

Shutterfly, Inc. Announces CEO Transition

President and CEO Christopher North to Remain through August 2019 to Facilitate Transition

REDWOOD CITY, California (February 5, 2019) — Shutterfly, Inc. (NASDAQ: SFLY), the leading retailer and manufacturing platform dedicated to helping capture, preserve, and share life’s important moments, announced today that Christopher North, President and CEO, will be stepping down from his leadership and Director roles at the Company at the end of August 2019 in order to return to the UK with his family.    The Board of Directors has engaged an executive search firm to identify candidates to succeed Mr. North as CEO, and the process is commencing immediately.

Will Lansing, Chairman of the Board of Shutterfly, stated, “On behalf of the Board, I want to express our thanks to Chris for his leadership of the Company and important accomplishments since joining in 2016. We also appreciate his willingness to provide time to effect a seamless transition to our next CEO. Chris and his team have charted a course for creating shareholder value, most notably by consolidating our platforms and completing the transformational Lifetouch acquisition.”

Over the 2016-2018 period, Shutterfly grew revenue from just over $1.0 billion to $2.0 billion, increased Adjusted EDITDA from $192 million to $385 million and saw free cash flow rise from $88 million to $178 million.

“It is a privilege to be part of the Shutterfly family and to work with such a talented and committed team,” said North. “The team’s work has put Shutterfly on a strong foundation and I’ve never been more excited about the future for the Company. I look forward to leading Shutterfly through the coming months and to helping the Board of Directors hire and onboard the right leader to take the Company forward.”

About Shutterfly, Inc.

Shutterfly, Inc. is the leading retailer and manufacturing platform for personalized products and communications. Founded in 1999, Shutterfly, Inc. has three divisions: Shutterfly Consumer, Lifetouch, and Shutterfly Business Solutions. Shutterfly Consumer and Lifetouch help consumers capture, preserve, and share life’s important moments through professional and personal photography, and personalized products. The Shutterfly brand brings photos to life in photo books, gifts, home décor, and cards and stationery. Lifetouch is the national leader in school photography, built on the enduring tradition of “Picture Day,” and also serves families through portrait studios and other partnerships. Shutterfly Business Solutions delivers digital printing services that enable efficient and effective customer engagement through personalized communications. For more information about Shutterfly, Inc. (SFLY), visit www.shutterflyinc.com.

Shutterfly, Inc.

Investors

Shawn Tabak, 650-610-6026

stabak@shutterfly.com

or

Media

Sondra Harding, 650-610-5129

sharding@shutterfly.com